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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 20, 2005
Date of Report (Date of earliest event reported)

HYPERSPACE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8480 East Orchard Road, Suite 6600, Greenwood Village, CO 801111
(Address of principal executive offices) (Zip Code)

(303) 566-6500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        On March 21, 2005 HyperSpace Communications, Inc., a Colorado corporation (the "Company"), Gores Technology Group, LLC ("Gores") and MPC Computers, LLC ("MPC") announced the execution of an Agreement and Plan of Merger dated as of March 20, 2005 (the "Agreement") by and among the Company, Spud Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), GTG PC Holdings, LLC, a Delaware limited liability company ("Holdings") and GTG-Micron Holding Company, LLC ("Member"). MPC is the wholly owned subsidiary of Holdings.

        Under the terms of the Agreement, which has been approved by the Company's Board of Directors, Merger Sub will merge with and into Holdings (the "Merger"), with Holdings surviving the Merger and becoming a wholly owned subsidiary of the Company.

        As consideration, the Company will issue an aggregate of 4.3 million shares of its no par value common stock (the "Common Stock") plus warrants to purchase 5 million shares of Common Stock at an exercise price of $3.00 per share and warrants to purchase 1.5 million shares of Common Stock at an exercise price of $5.50 per share. Approximately 15% of these shares and warrants will be retained by the Company and reserved for future distribution by the Company to MPC management as part of an overall incentive plan. After the consummation of the transaction, the existing Company shareholders will own approximately 51% of outstanding common stock of the Company.

        In connection with the Agreement, certain directors and executive officers of the Company holding in the aggregate approximately 28% of the Company's Common Stock (the "Shareholders") have entered into an Irrevocable Proxy and Voting Agreement of even date with the Agreement (the "Voting Agreement"). The Voting Agreement provides that the Shareholders agree to vote their shares of Common Stock in favor of the Merger and against any alternative transaction, and grants an irrevocable proxy to the Member to vote such shares in connection with the Merger.

        Additionally, the Company and MPC have entered into a one-year Reseller Agreement of even date with the Agreement (the "Reseller Agreement"). Under the terms of the Reseller Agreement, MPC will pay no commission to the Company for the first $750,000 of software licenses sold under the Reseller Agreement during the one-year term. Thereafter, MPC will pay to the Company a 75% commission on all software licenses sold under the Reseller Agreement.

        The Company will have a new seven member Board of Directors, with four directors being nominated by the Company and three being nominated by the Member, which is controlled by Gores.

        Consummation of the transactions contemplated by the Agreement is conditioned upon (1) approval by the shareholders of the Company and the members of the Member, (2) the receipt of all required regulatory approvals and (3) various other conditions set forth in the Agreement. While it is anticipated that the transaction will be completed in May or June 2005, the Agreement terminates if the Merger is not completed by September 30, 2005. In the event of a termination of the Merger Agreement under certain circumstances, the Company or Holdings may be required to pay the other a termination fee as set forth in the Agreement.

        The foregoing descriptions of the Agreement, the Voting Agreement and the Reseller Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to such documents.

        The Company issued a press release on March 21, 2005 announcing the proposed Merger. The text of the press release was filed as Exhibit 99.1 to the Company's Form 8-K filed on the same date.

        The Company, MPC, Gores and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Merger. Information regarding the special interests of these directors and executive officers in the Merger will be included in the Company's proxy statement.

        Shareholders are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information about the Merger and the combined entities. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement can also be obtained, without charge, by directing a request to the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperSpace Communications, Inc.
By:	/s/ MARK A. POUGNET Mark A. Pougnet Chief Financial Officer

Date: March 24, 2005

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  ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES